DATED May 16, 2017
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2020 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2020
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	May 16, 2017
Settlement Date (Original Issue Date):	May 19, 2017
Maturity Date:	January 10, 2020
Principal Amount:
$200,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series H, Floating Rate Notes Due 2020 issued by us on January 12, 2017. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2020 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2020 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, Floating Rate Notes Due 2020 will be $500,000,000.

Price to Public (Issue Price):	100.538%, plus accrued interest
Dealer’s Commission:	0.15% (15 basis points)
Accrued Interest:	$360,834.50
All-in-price:	100.388%, plus accrued interest
Net Proceeds to Issuer:	$200,776,000, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+
Discount Margin:	+31 basis points (0.31%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to April 10, 2017 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 10th of January, April, July and October of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 10th of January, April, July and October of each year, ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6Z9
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.